Exhibit 99.1

News Corporation

For Immediate Release

Contact: Teri Everett 212-852-7647

News Corporation Completes Dow Jones & Co. Acquisition

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NEW YORK, NY, December 13, 2007 - News Corporation today announced the completion of its acquisition of Dow Jones & Co., Inc. pursuant to the previously announced merger agreement.

Under the terms of the merger agreement, each share of Dow Jones common stock was converted into the right to receive, at the election of the holder, either (x) $60.00 in cash or (y) 2.8681 Class B common units of Ruby Newco LLC, a wholly-owned subsidiary of News Corporation. Each Class B common unit of Ruby Newco LLC is convertible after a period of time into a share of News Corporation Class A common stock.

All holders of Dow Jones common stock who prior to the election deadline submitted valid unit elections in accordance with the merger agreement and the election form will receive Ruby Newco LLC Class B common units in accordance with such elections.

Upon the closing of the merger, Dow Jones became a wholly-owned subsidiary of Ruby Newco.

As previously announced, Natalie Bancroft was appointed to the Company's Board of Directors effective upon the acquisition's close.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of September 30, 2007 of approximately US$64 billion and total annual revenues of approximately US$30 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.